Exhibit 99.1

GXO Reports Fourth Quarter and Full Year 2023 Results

Highlights
•Fourth quarter revenue of $2.6 billion; net income attributable to GXO of $73 million; adjusted EBITDA1 of $193 million; diluted EPS of $0.61 and adjusted diluted EPS1 of $0.70
•Full year revenue of $9.8 billion; net income attributable to GXO of $229 million; adjusted EBITDA1 of $741 million; diluted EPS of $1.92 and adjusted diluted EPS1 of $2.59
•Full year cash flows from operations of $558 million, equivalent to 244% of net income attributable to GXO, and free cash flow1 of $302 million; equivalent to 41% of adjusted EBITDA1
•Announced 2024 guidance2:
◦Organic revenue growth1 of 2%-5%
◦Adjusted EBITDA1 of $760-$790 million
◦Adjusted diluted earnings per share1 of $2.70-$2.90
◦Free cash flow conversion1 of 30%-40% of adjusted EBITDA1

Business Highlights
•Signed more than $1 billion annualized revenue in 2023; ~40% from outsourcing
•~$600 million of incremental revenue booked for 2024, and ~$230 million of additional incremental revenue booked for 2025; 29% higher than last year
•Sales pipeline remains strong at approximately $2 billion
•Closed the acquisition of PFSweb on October 23, 2023

GREENWICH, Conn. — February 13, 2024 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the fourth quarter and full year 2023.

Malcolm Wilson, Chief Executive Officer of GXO, said, “In the fourth quarter, we delivered a successful operational peak for our customers, capping off what was a truly great year for GXO.

“In 2023, GXO delivered strong growth in revenue, net income and adjusted EBITDA, as well as record cash flows from operations and free cash flow, and a stellar return on invested capital. We closed a tremendous $1 billion of annualized new business wins, with nearly 40% coming from outsourcing as more companies look to GXO to transform their supply chains. Through our acquisition of PFS, we welcomed over 100 fantastic brands in high-growth verticals, and we are now focused on supercharging PFS’ growth.

“During the year, GXO continued to lead the industry in automation, deploying a record amount of robotics and winning multiple long-term, highly automated contracts with global blue-chip companies. These companies are looking to GXO for continued innovation, and we anticipate the proliferation of AI and automation deployment across our operations to accelerate in 2024 and beyond.
1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.
2 Our guidance reflects current FX rates.

“We’re uniquely positioned to help our customers make their supply chain operations more productive today and more resilient tomorrow. Our 2024 guidance reflects another year of solid revenue growth as well as continued strength in profit and cash flow, and we are very excited about our long-term growth trajectory.”

Fourth Quarter 2023 Results

Revenue increased to $2.6 billion, compared with $2.5 billion for the fourth quarter 2022.

Operating income increased to $87 million, compared with $74 million for the fourth quarter 2022. Net income attributable to GXO increased to $73 million, compared with $46 million for the fourth quarter 2022. Diluted earnings per share increased to $0.61, compared with $0.39 for the fourth quarter 2022.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) was $193 million, compared with $205 million for the fourth quarter 2022. Adjusted net income attributable to GXO1 was $84 million, compared with $99 million for the fourth quarter 2022. Adjusted diluted earnings per share1 was $0.70, compared with $0.83 for the fourth quarter 2022.

GXO generated $215 million of cash flows from operations, compared with $226 million for the fourth quarter 2022. In the fourth quarter of 2023, GXO generated $151 million of free cash flow1, compared with $141 million for the fourth quarter 2022.

Full Year 2023 Results

Revenue increased to $9.8 billion, compared with $9.0 billion for 2022.

Operating income increased to $318 million, compared with $242 million for 2022. Net income attributable to GXO increased to $229 million, compared with $197 million for 2022. Diluted earnings per share increased to $1.92, compared with $1.67 for 2022.

Adjusted EBITDA1 increased to $741 million, compared with $728 million for 2022. Adjusted net income attributable to GXO1 was $309 million, compared with $335 million for 2022. Adjusted diluted earnings per share1 was $2.59, compared with $2.85 for 2022.

GXO generated $558 million of cash flows from operations, compared with $542 million for 2022. GXO generated $302 million of free cash flow1, compared with $240 million for 2022. Cash flows from operations to net income attributable to GXO and free cash flow conversion1 ratios were 244% and 41%, respectively, for 2023. Cash flows from operations to net income attributable to GXO and free cash flow conversion1 ratios were 275% and 33%, respectively, for 2022.

Net income attributable to GXO to average invested capital and operating return on invested capital1 ratios were 22% and 36%, respectively, for 2023.

Cash Balances and Outstanding Debt

As of December 31, 2023, cash and cash equivalents and debt outstanding were $468 million and $1.6 billion, respectively. GXO’s balance sheet remains investment grade and received credit rating outlook upgrades from S&P, Moody’s and Fitch during 2023.

2024 Guidance2

GXO’s 2024 financial outlook is as follows:
•Organic revenue growth1 of 2% to 5%;
•Adjusted EBITDA1 of $760 million to $790 million;
•Adjusted diluted earnings per share1 of $2.70 to $2.90; and
•Free cash flow conversion1 of 30% to 40% of adjusted EBITDA1.
Conference Call

GXO will hold a conference call on Wednesday, February 14, 2024, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13743710. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until February 28, 2024. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13743710.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing a diverse, world-class workplace for more than 130,000 team members across more than 970 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, X (formerly Twitter), Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables below.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, free cash flow conversion, organic revenue, organic revenue growth, net leverage ratio, net debt, and operating return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the financial tables below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

We believe that free cash flow and free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as cash flows from operations less capital expenditures plus proceeds from sale of property and equipment. We calculate free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from deconsolidated operations.

We believe that net leverage ratio and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our total debt and net debt as a ratio of our adjusted EBITDA. We calculate ROIC as our adjusted EBITA, net of income taxes paid divided by the average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2024 organic revenue growth, adjusted EBITDA, adjusted diluted EPS, and free cash flow conversion, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our full year 2024 financial targets of organic revenue growth, adjusted EBITDA, adjusted diluted earnings per share and free cash flow conversion; the expected incremental revenue in 2024 and 2025 from new customer wins in 2023; the proliferation of AI and automation deployment across our operations to accelerate in 2024 and beyond; continued strong performance in

2024; and long-term growth trajectory. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: economic conditions generally; supply chain challenges, including labor shortages; our ability to align our investments in capital assets, including equipment, and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; unsuccessful acquisitions or other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; our inability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; seasonal fluctuations; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; damage to our reputation; a material disruption of the company's operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; failure in properly handling the inventory of our customers; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; our ability to achieve our Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Chris Jordan
+1 (203) 536 8493
chris.jordan@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Revenue	$2,590	$2,467	$9,778	$8,993
Direct operating expense	2,160	2,035	8,035	7,443
Selling, general and administrative expense	237	249	998	886
Depreciation and amortization expense	93	87	361	329
Transaction and integration costs	12	4	34	61
Restructuring costs and other	1	18	32	32
Operating income	87	74	318	242
Other income (expense), net	(7)	(5)	1	51
Interest expense, net	(12)	(10)	(53)	(29)
Income before income taxes	68	59	266	264
Income tax (expense) benefit	5	(13)	(33)	(64)
Net income	73	46	233	200
Net income attributable to noncontrolling interests	—	—	(4)	(3)
Net income attributable to GXO	$73	$46	$229	$197

Earnings per share
Basic	$0.61	$0.39	$1.93	$1.68
Diluted	$0.61	$0.39	$1.92	$1.67
Weighted-average common shares outstanding
Basic	118,983	118,658	118,908	117,050
Diluted	119,671	119,126	119,490	117,616

GXO Logistics, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$468	$495
Accounts receivable, net of allowance of $11 and $12	1,753	1,647
Other current assets	347	286
Total current assets	2,568	2,428
Long-term assets
Property and equipment, net of accumulated depreciation of $1,545 and $1,297	953	960
Operating lease assets	2,201	2,227
Goodwill	2,891	2,728
Intangible assets, net of accumulated amortization of $528 and $456	567	570
Other long-term assets	327	306
Total long-term assets	6,939	6,791
Total assets	$9,507	$9,219
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$709	$717
Accrued expenses	966	995
Current debt	27	67
Current operating lease liabilities	597	560
Other current liabilities	327	193
Total current liabilities	2,626	2,532
Long-term liabilities
Long-term debt	1,620	1,739
Long-term operating lease liabilities	1,842	1,853
Other long-term liabilities	473	417
Total long-term liabilities	3,935	4,009
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 119,057 and 118,728 shares issued and outstanding	1	1
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital	2,598	2,575
Retained earnings	552	323
Accumulated other comprehensive loss	(239)	(254)
Total stockholders’ equity before noncontrolling interests	2,912	2,645
Noncontrolling interests	34	33
Total equity	2,946	2,678
Total liabilities and equity	$9,507	$9,219

GXO Logistics, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In millions)	2023	2022
Cash flows from operating activities:
Net income	$233	$200
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	361	329
Stock-based compensation expense	35	33
Deferred tax benefit	(41)	(7)
Other	23	(17)
Changes in operating assets and liabilities
Accounts receivable	(17)	(71)
Other assets	28	24
Accounts payable	(3)	45
Accrued expenses and other liabilities	(61)	6
Net cash provided by operating activities	558	542
Cash flows from investing activities:
Capital expenditures	(274)	(342)
Proceeds from sale of property and equipment	18	40
Acquisition of business, net of cash acquired	(149)	(876)
Cross-currency swap agreements settlement	(3)	21
Other	(2)	8
Net cash used in investing activities	(410)	(1,149)
Cash flows from financing activities:
Proceeds from debt, net	—	917
Repayments of debt, net	(140)	(82)
Repayment of finance lease obligations	(29)	(33)
Taxes paid related to net share settlement of equity awards	(12)	(16)
Other	(5)	1
Net cash (used in) provided by financing activities	(186)	787
Effect of exchange rates on cash and cash equivalents	13	(18)
Net (decrease) increase in cash, restricted cash and cash equivalents	(25)	162
Cash, restricted cash and cash equivalents, beginning of year	495	333
Cash, restricted cash and cash equivalents, end of year	$470	$495

Reconciliation of cash, restricted cash and cash equivalents
Cash and cash equivalents	$468	$495
Restricted cash (included in Other long-term assets)	2	—
Total cash, restricted cash and cash equivalents	$470	$495

GXO Logistics, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In millions)	2023	2022
Supplemental cash flow information:
Cash paid for interest, net	$57	$34
Cash paid for income taxes, net	84	111
Noncash investing and financing activities:
Common stock issued for acquisition	$—	$204

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
United Kingdom	$969	$922	$3,664	$3,293
United States	792	786	2,909	2,861
Netherlands	221	191	831	699
France	204	199	830	729
Spain	133	128	529	488
Italy	103	88	382	331
Other	168	153	633	592
Total	$2,590	$2,467	$9,778	$8,993

The Company’s revenue can also be disaggregated by the customer’s primary industry. Revenue disaggregated by industries was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
Omnichannel retail	$1,092	$1,031	$4,100	$3,649
Technology and consumer electronics	382	374	1,467	1,337
Food and beverage	327	318	1,331	1,327
Industrial and manufacturing	266	269	1,078	1,076
Consumer packaged goods	325	252	1,027	915
Other	198	223	775	689
Total	$2,590	$2,467	$9,778	$8,993

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITA
and Adjusted EBITDA and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
Net income attributable to GXO	$73	$46	$229	$197
Net income attributable to noncontrolling interest	—	—	4	3
Net income	$73	$46	$233	$200
Interest expense, net	12	10	53	29
Income tax expense (benefit)	(5)	13	33	64
Depreciation and amortization expense	93	87	361	329
Transaction and integration costs	12	4	34	61
Restructuring costs and other	1	18	32	32
Unrealized (gain) loss on foreign currency options and other	7	27	(5)	13
Adjusted EBITDA(1)	$193	$205	$741	$728

Less: Depreciation	76	67	290	261
Adjusted EBITA(1)	$117	$138	$451	$467

Revenue	$2,590	$2,467	$9,778	$8,993
Adjusted EBITDA margin(1)(2)	7.5%	8.3%	7.6%	8.1%
Adjusted EBITA margin(1)(3)	4.5%	5.6%	4.6%	5.2%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue.
(3) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Net income attributable to GXO	$73	$46	$229	$197
Amortization expense	17	20	71	68
Transaction and integration costs	12	4	34	61
Restructuring costs and other	1	18	32	32
Unrealized (gain) loss on foreign currency options and other	7	27	(5)	13
Income tax associated with the adjustments above(1)	(9)	(16)	(30)	(36)
Discrete tax benefit(2)	(17)	—	(22)	—
Adjusted net income attributable to GXO(3)	$84	$99	$309	$335

Adjusted basic earnings per share(3)	$0.71	$0.83	$2.60	$2.86
Adjusted diluted earnings per share(3)	$0.70	$0.83	$2.59	$2.85

Weighted-average common shares outstanding
Basic	118,983	118,658	118,908	117,050
Diluted	119,671	119,126	119,490	117,616
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) Discrete tax benefit from intangible assets and the release of valuation allowances.
(3) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operations to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
Cash flows from operations	$215	$226	$558	$542
Capital expenditures	(69)	(103)	(274)	(342)
Proceeds from sales of property and equipment	5	18	18	40
Free cash flow(1)	$151	$141	$302	$240

Cash flows from operations to net income attributable to GXO			243.7%	275.1%
Free cash flow conversion(1)			40.8%	33.0%
(1) See the “Non-GAAP Financial Measures” section of this press release. The Company calculates free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
Revenue	$2,590	$2,467	$9,778	$8,993
Revenue from acquired business(1)	(82)	—	(460)	—
Revenue from deconsolidation	—	—	—	(20)
Foreign exchange rates	(97)	—	(140)	—
Organic revenue(2)	$2,411	$2,467	$9,178	$8,973

Revenue growth(3)	5.0%		8.7%
Organic revenue growth(2)(4)	(2.3)%		2.3%
(1) The Company excludes revenue from the acquired business in the current period for which there are no comparable revenues in the prior period.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(4) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	December 31, 2023
Current debt	$27
Long-term debt	1,620
Total debt	$1,647
Less: Cash and cash equivalents	(468)
Net debt(1)	$1,179
(1) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income attributable to GXO Ratio:

(In millions)	December 31, 2023
Total debt	$1,647
Net income attributable to GXO	$229
Debt to net income attributable to GXO ratio	7.2x

Reconciliation of Net Leverage Ratio:

(In millions)	December 31, 2023
Net debt	$1,179
Adjusted EBITDA(1)	$741
Net leverage ratio(1)	1.6x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	December 31, 2022
Current debt	$67
Long-term debt	1,739
Total debt	$1,806
Less: Cash and cash equivalents	(495)
Net debt(1)	$1,311
(1) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income attributable to GXO Ratio:

(In millions)	December 31, 2022
Total debt	$1,806
Net income attributable to GXO	$197
Debt to net income attributable to GXO ratio	9.2x

Reconciliation of Net Leverage Ratio:

(In millions)	December 31, 2022
Net debt	$1,311
Adjusted EBITDA(1)	$728
Net leverage ratio(1)	1.8x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid:

Year Ended
(In millions)	December 31, 2023
Adjusted EBITA(1)	$451
Less: Cash paid for income taxes	(84)
Adjusted EBITA(1), net of income taxes paid	$367
(1) See the “Non-GAAP Financial Measures” section of this press release.

Return on Invested Capital:

	Year Ended December 31,
(In millions)	2023	2022	Average
Selected Assets:
Accounts receivable, net	$1,753	$1,647	$1,700
Other current assets	347	286	317
Property and equipment, net	953	960	957
Selected Liabilities:
Accounts payable	$(709)	$(717)	$(713)
Accrued expenses	(966)	(995)	(981)
Other current liabilities	(327)	(193)	(260)
Invested capital	$1,051	$988	$1,020

Net income attributable to GXO to average invested capital			22.5%
Operating return on invested capital(1)(2)			36.0%
(1) The ratio of operating return on invested capital is calculated as adjusted EBITA, net of income taxes paid, divided by the average invested capital.
(2) See the “Non-GAAP Financial Measures” section of this press release.